Filed Pursuant to Rule 433

Registration No. 333-232854

Issuer Free Writing Prospectus dated April 22, 2020

Relating to Preliminary Prospectus Supplement dated April 22, 2020

EQUIFAX INC.

Final Term Sheet

Summary of Terms

Issuer:	Equifax Inc. (the “Company”)

Trade Date:	April 22, 2020

Settlement Date (T+3):	April 27, 2020

Security:	2.600% Senior Notes due 2025 (the “2025 Notes”)

3.100% Senior Notes due 2030 (the “2030 Notes”)

Aggregate Principal Amount:	2025 Notes: $400,000,000

2030 Notes: $600,000,000

Maturity Date:	2025 Notes: December 15, 2025

2030 Notes: May 15, 2030

Benchmark Treasury:	2025 Notes: UST 0.500% due March 31, 2025

2030 Notes: UST 1.500% due February 15, 2030

Benchmark Treasury Price/Yield:	2025 Notes: 100-201⁄4 / 0.371%

2030 Notes: 108-11 / 0.622%

Spread to Benchmark Treasury:	2025 Notes: T+ 225 bps

2030 Notes: T+ 250 bps

Yield to Maturity:	2025 Notes: 2.621%

2030 Notes: 3.122%

Price to Public:	2025 Notes: 99.888% of the aggregate principal amount, plus accrued interest, if any, from April 27, 2020

2030 Notes: 99.810% of the aggregate principal amount, plus accrued interest, if any, from April 27, 2020

Coupon (Interest Rate):	2025 Notes: 2.600%

2030 Notes: 3.100%

Interest Payment Dates:	2025 Notes: June 15 and December 15 of each year, beginning on December 15, 2020

2030 Notes: May 15 and November 15 of each year, beginning on November 15, 2020

Optional Redemption:	2025 Notes:

Prior to November 15, 2025, the date one month prior to the maturity date of the 2025 Notes (the “2025 Par Call Date”), the 2025 Notes will be redeemable at the Company’s option at any time or from time to time at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the 2025 Notes and (ii) the sum of the present values of remaining scheduled payments (assuming the 2025 Notes mature on the 2025 Par Call Date) of principal and interest (exclusive of interest accrued to the redemption date) on such 2025 Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 35 basis points, plus (B) accrued and unpaid interest to, but excluding, the redemption date.

Beginning November 15, 2025, the 2025 Notes will be redeemable, in whole or in part from time to time, at the Company’s option at 100% of the principal amount of the 2025 Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

2030 Notes:

Prior to February 15, 2030, the date three months prior to the maturity date of the 2030 Notes (the “2030 Par Call Date”), the 2030 Notes will be redeemable at the Company’s option at any time or from time to time at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the 2030 Notes and (ii) the sum of the present values of remaining scheduled payments (assuming the 2030 Notes mature on the 2030 Par Call Date) of principal and interest (exclusive of interest accrued to the redemption date) on such 2030 Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 40 basis points, plus (B) accrued and unpaid interest to, but excluding, the redemption date.

Beginning February 15, 2030, the 2030 Notes will be redeemable, in whole or in part from time to time, at the Company’s option at 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

Expected Ratings (Moody’s/S&P)*:	Baa2 / BBB

CUSIP/ISIN Numbers:	2025 Notes: 294429AR6 / US294429AR68
2030 Notes: 294429AS4 / US294429AS42

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Mizuho Securities USA LLC
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Citizens Capital Markets, Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
Regions Securities LLC
U.S. Bancorp Investments, Inc.
Siebert Williams Shank & Co., LLC
Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in this offering can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, Wells Fargo Securities, LLC at 1-800-645-3751, Mizuho Securities USA LLC at 1-866-271-7403, or SunTrust Robinson Humphrey, Inc. at 1-800-685-4786.

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